Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Shareholder Meeting Actions

LONGMONT, COLORADO, NOVEMBER 22, 2016 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), UQM Technologies, Inc. (UQM) announced that at its 2016 Annual Meeting of Shareholders, held earlier today, its shareholders voted to approve the re-election of UQM’s Board of Directors, UQM’s executive compensation on an advisory basis, amendments to increase the number of shares available under UQM’s 2012 Equity Incentive Plan and UQM’s Stock Bonus Plan and the ratification of UQM’s independent registered public accountants. UQM’s shareholders also approved the issuance and sale of 66.5 million newly issued shares of UQM common stock to American Compass, Inc., a wholly-owned subsidiary of Hybrid Kinetic Group Limited ("Hybrid Kinetic"), which sale would result in Hybrid Kinetic indirectly owning a majority of UQM’s outstanding common stock.

The meeting was adjourned with respect to two separate proposals to amend UQM’s Articles of Incorporation: one proposal which, among other things, would increase the number of shares of outstanding stock to permit sufficient shares to be issued to Hybrid Kinetic’s subsidiary and the other proposal which would reduce the voting requirements for future amendments to the Articles of Incorporation and other corporate actions from the current two-thirds threshold to a majority threshold.

The meeting will reconvene on December 9, 2016, allowing shareholders additional time to vote on the two proposals to amend the articles of incorporation.

During the pendency of the adjourned meeting, shareholders holding shares as of the record date of October 4, 2016, who have not yet voted are encouraged to vote.

The adjourned meeting will be held on December 9, 2016 at 10:00 a.m., at the Company’s offices, 4120 Specialty Place, Longmont, Colorado.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

Source: UQM Technologies, Inc.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901